Exhibit 10.46

PROPERTY MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) made as of the 7th day of August, 2013

B E T W E E N:

CNBB Owner LLC, a limited liability company formed under the laws of Delaware (hereinafter called the “Company”);

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PARAMOUNT GROUP, INC., a corporation incorporated under the laws of Delaware (hereinafter called “PGI”).

IN CONSIDERATION of the mutual promises and the mutual covenants set forth in this Agreement and other good and valuable consideration, the parties hereto respectively covenant and agree as follows:

1. Subject to the provisions hereinafter contained, the Company does hereby appoint PGI for and during the term of this Agreement as Manager (A) of the affairs of the Company as more specifically described in Article 2 and (B) with respect to the business at that certain office building owned by the Company and commonly known as the Commercial National Bank Building, which building is located at 700 14th Street, NW in the District of Columbia (the “Building”) as more specifically described in Article 3 hereof, and PGI does hereby accept such appointment and agrees to use commercially reasonable efforts in carrying out its responsibilities as Manager, in good faith and in accordance with the provisions of this Agreement. The Company undertakes not to appoint any other manager or managing agent for the purposes described in Articles 2, 3 and 4 hereof during the term of this Agreement or any renewal thereof beside or instead of PGI except as otherwise permitted by this Agreement. Both parties acknowledge that PGI can render services to others and need not devote its efforts to the Company exclusively, but need only devote such resources to the Company as are reasonably necessary to fulfill the terms of this Agreement.

2. In its capacity as Manager, PGI shall be responsible for the management of the day to day affairs of the Company and shall make and carry out such decisions and perform such acts as may be required and as may be in the best interests of the Company and, without limiting the generality of the foregoing, PGI shall:

(a) Maintain and be responsible for the books and records, kept in accordance with generally accepted accounting principles or any other accounting method acceptable to the Company, and all other documents or records required to be maintained by the Company and as may be used in connection with its affairs, including the Minute Book and other limited liability company records;

(b) Prepare, or cause to be prepared, all returns, statements, declarations, etc. (including, without limitation, any such items which are required to be prepared in connection with, or with respect to, real property taxes relating to the Building) which may from time to time be required by any municipal, state, federal or other statutory authority having jurisdiction over the Company;

(c) Prepare, or cause to be prepared, and deliver to the Sole Member of the Company, annual budgets as more fully described in Article 17 hereof, quarterly Statements of Profit and Loss and annual financial statements relating to the affairs of the Company, which annual financial statements shall include a Statement of Profit and Loss, Balance Sheet and such other or ancillary statement as may be required;

(d) Prepare, or cause to be prepared, such limited liability company Minutes, Resolutions and Returns, etc. as may be required by law and shall cause to be maintained a Members’ and Company Interest Transfer Register on behalf of the Company;

(e) File, or cause to be filed, on behalf of the Company tax returns (federal, state and municipal) as well as such other returns as may be required to be completed by the Company pursuant to the laws of the United States or of any state or municipality in which the Company may conduct business;

(f) Advise on all manners of financing, both short and long term, as may be required by the Company, and arrange any financing approved by the Company; and

(g) Obtain such licenses and permits as may be required under law in connection with the Company’s organization, existence or qualification to transact business.

3. PGI agrees to manage the Building on behalf and in the best interests of the Company during the term of this Agreement in a faithful, diligent and honest manner and is hereby authorized to enter into such contracts and agreements as Manager of the Building as PGI considers necessary or advisable in the performance of the following duties:

(a) To use its commercially reasonable efforts to arrange for the performance of all covenants, duties and obligations of the Company pursuant to all leases and tenancy agreements which are in effect during the term of this Agreement insofar as such performance is consistent with the terms of this Agreement and any subsequent written instruction given from time to time by the Company;

(b) To collect all rents and, where applicable, additional rents payable pursuant to escalation clauses, maintenance, parking and other charges payable by the tenants or occupants of the Building and any other monies to which the Company may be entitled in connection with the operation of the Building; to deposit all amount collected in a trust account in a bank approved by the Company; and, if required by law, to establish, administer and maintain a separate account for security deposits obtained from tenants of the Building;

(c) To hire in the name of PGI and at compensation levels (including benefits) deemed suitable by PGI all building staff (hereinafter “Building Staff) required for the proper operation and maintenance of the Building and its equipment, and to supervise and direct the work of all Building Staff. Such expenses shall be reimbursed to PGI by the Company. For the purposes of this Agreement, “Building Staff” is defined to include the Building manager, engineering personnel, maintenance personnel, rental agents or any lower position of employment directly related to the Building. PGI shall not discriminate against any employee or applicant for employment because of race, creed, sex or national origin. In the event that the Building is no longer managed by PGI and it accordingly becomes necessary to terminate Building Staff whose salaries were previously paid at the Company’s expense, all costs and damages related to the termination of Building Staff shall be borne by the Company, including all costs and damages related to subsequent claims for wrongful dismissal. PGI shall make reasonable efforts to ensure that all terminations, whether necessitated through a reduction in the management portfolio or otherwise, are carried out on an equitable basis and in accordance with all applicable labor laws. PGI shall ensure that all Building Staff and other employees involved with the management of the Building are bonded under a blanket fidelity insurance policy. That portion of the premium applicable to Building Staff shall be borne by the Company.

(d) To direct and supervise any persons employed pursuant to this Agreement for the operation and maintenance of any heating, ventilating, air-conditioning and other equipment which the Company desires or is obligated to operate and maintain and to arrange for any technical assistance to and/or instruction of Building Staff which may be required for the proper operation and maintenance of such equipment;

(e) To specify duties and arrange for the preparation of any work schedules necessary to direct the activities of Building Staff and to provide such supervision as may be reasonably required in PGI’s opinion to verify the adequacy with which any such duties and work are being performed;

(f) To arrange for the supply as may be required of electricity, gas, steam, fuel, water, telephone and other services and to arrange through use of Building Staff and/or independent contractors (as in each instance may seem the more desirable) for the effective and economical operation, maintenance and repair of the Building and its equipment (including, without limitation, any heating, ventilating, air-conditioning, plumbing, electrical and elevator equipment) as may be required by the Company or deemed desirable by PGI or so as to comply with the enforcement of any regulations and requirement of which PGI is notified by the local board of health, police and fire departments and any other municipal, state and federal authorities having jurisdiction which affect the Building and, without limiting the generality of the foregoing, such arrangements shall include those for janitorial service and any other cleaning, including windows, building security, pest control, removal of litter, disposal of waste, snow and ice removal, landscaping and grounds maintenance, painting and redecoration, and alterations, including interior finishing work. PGI agrees to make commercially reasonable efforts to obtain a final lien waiver prior to disbursement of the final construction draw for all tenant construction;

(g) To arrange for the payment (subject to the availability of funds of the Company in the PGI trust account) firstly of all operational expenses and thereafter of such debt service and municipal tax obligations as may be requested by the Company, and to cooperate with the Company and its legal or other appointed representatives in connection with the entering and processing of any appeals regarding municipal tax assessments levied against the Building;

(h) To arrange for any insurance coverages required in PGI’s reasonable judgment unless otherwise directed by the Company in writing, such insurance to include comprehensive general liability and fidelity insurance and coverage against fire or other perils, loss of rental income, plate glass damage, money loss and damage to boiler and machinery. All insurance coverage shall (i) be placed through and with such companies and in such amounts as are selected by PGI, and (ii) conform to the requirements of any mortgage or ground lease of the Building. PGI may maintain any of the insurance coverage required hereunder pursuant to a blanket or umbrella policy covering the Building and other property and assets not constituting a part of the Building or assets of the Company; provided that any such blanket policy shall (i) specify any sublimits in such blanket policy applicable to the Building, and (ii) provide the same coverage and protection as would a separate policy insuring only the Building. The Company acknowledges and agrees that PGI shall not be responsible for the solvency of the issuer of any insurance policy maintained in accordance with the terms hereof. All such policies of insurance shall name the Company, PGI and such other parties as may be required by any mortgage or ground lease of the Building as named insureds thereunder, as their respective interests may appear. PGI shall promptly report to the appropriate insurance company all reportable accidents and claims involving bodily injury or property damage relating to the ownership, operation and maintenance of the Building and any damage to or destruction of the Building. PGI is authorized to settle any and all property damage claims with insurance companies including the execution of proof of loss, the adjustment of losses, signing of receipts and the collection of money. PGI shall purchase and keep in force statutory workers’ compensation and employer’s liability insurance for PGI and its employees (including, without limitation, Building Staff), if required by law in the state in which the Building is located. The cost of such insurance with respect to Building Staff shall be reimbursed to PGI by the Company. An appropriate clause shall be included in, or an endorsement shall be added to, each of the policies for fire or extended coverage insurance and on all other forms of property damage insurance, including, but not limited to, coverage such as water damage (excluding flood), boiler and machinery insurance, sprinkler leakage insurance covering the Building and/or the personal property, fixtures or equipment located therein, whereby the insurer waives subrogation or consent to a waiver of the right to recovery against PGI, and having obtained such clause or endorsement of waiver of subrogation or consent to a waiver of right of recovery, the Company hereby agrees that it will not make any claim against or seek to recover from PGI for any loss or damage to the Building whether covered or not covered by such insurance;

(i) Generally, to do and perform and where desirable, contract (either in its own name or the Company’s name as PGI in each instance may elect) for all things desirable or necessary for the proper and efficient management of the Building (including the giving of proper attention to any complaints, and endeavoring, as far as is economical, to reduce waste) and to perform every other act whatsoever in or about the Building to carry out the intent of this Agreement;

(j) From time to time the Company may notify PGI of certain construction projects with respect to the Building which the Company desires to have completed. Upon receipt of such notice, PGI shall, in the name of and on behalf of the Company, arrange for such contracts and services as may be necessary, in PGI’s judgment, to complete the work specified in the notice. PGI is hereby specifically authorized to act as the construction manager and execute on behalf of the Company any such contracts in connection with such work. PGI shall, before, during and after completion of any construction work performed with respect to the Building, do all things which are reasonably necessary or, in PGI’s judgment, advisable to coordinate, supervise, inspect and manage such construction work. PGI shall obtain approval of the Company prior to expending such amounts which would exceed one hundred fifteen percent (115%) of the cost of such construction project agreed upon by PGI and the Company under this Article 3(j); and

(k) To invest funds held by PGI on behalf of the Company in short-term bank deposits, as approved by the Company.

4. PGI shall coordinate with the Sole Member of the Company with respect to all of the Company’s property, real and personal, and perform such services if and when reasonably requested by the Company, provided that such services are customarily performed by a manager of assets similar to the Building, including, without limitation, the following:

(a) PGI will prepare on an annual basis target annual return and capital values based upon forecasted net cash flow from the Company’s assets (including, but not limited to, the Building), reasonably foreseeable market conditions and reasonably foreseeable capital market conditions affecting the value of comparable properties.

(b) PGI will from time to time advise the Company concerning strategic alternatives for realizing the maximum value of the Company’s assets (including, but not limited to, the Building).

(c) PGI will periodically, but no less frequently than annually, prepare operating strategies for the Company’s review.

(d) PGI will annually apprise the Company of office market developments that affect the relevant competitive market and supply and demand in such market.

(e) PGI will assist the Company in supervising and overseeing the performance of the Company’s assets (including, but not limited to, the Building).

(f) PGI will recommend and coordinate with special consultants that may be retained by the Company to formulate an effective strategy for improving the performance of the Company’s assets (including, but not limited to, the Building).

(g) PGI will prepare each proposed annual budget and coordinate the submission of such proposal to the Company for approval.

Nothing in this Agreement shall obligate the Company to request or follow any advice of PGI with respect to the management of the Company’s assets.

5. PGI shall be entitled to disburse from the monies from time to time held by it in trust for the Company all costs and expenses incurred in providing the services agreed upon in Article 3 above, except for the remuneration and other payroll cost of PGI’s administrative and supervisory personnel not employed as Building Staff.

In the event that the amount of costs and expenses incurred by PGI in the management of the Building exceeds the amount held in trust by PGI for the Company, PGI shall thereupon furnish the Company with an accounting of same and the Company shall be obligated to immediately furnish PGI with sufficient funds to pay the costs and expenses which it has so incurred on behalf of the Company. PGI shall, from time to time, as and when so instructed by the Company, distribute the funds (or any portion thereof as the Company may specify) held in trust by PGI for the Company. Such distributions shall be made to the Company and/or its constituent partners, as the Company may instruct PGI.

6. PGI shall keep and retain full and proper records regarding all financial transactions involved in the management of the Building and shall make available to the Company within forty-five (45) days after the end of each fiscal quarter a statement of receipts and disbursements showing all rents and other monies collected and receivable and all disbursements made during such quarter. Such records shall be kept in accordance with generally accepted accounting principles or any other accounting method acceptable to the Company. All such records shall be made available to the Company, the Company’s Sole Member and the Company’s auditors or other designated representatives at reasonable times whenever requested.

7. PGI will use its commercially reasonable efforts to lease Building space in accordance with prudent management practices having regard to current market conditions and the rental policy of the Company to the extent the Company has notified PGI of such policy. In this capacity, PGI will advertise and promote available space and will establish contact with both tenants and leasing brokers.

(a) PGI shall review rental applications and offers to lease. Upon the execution of this Agreement by both parties hereto, PGI is authorized on behalf of the Company to negotiate, prepare and execute leases and renewals on appropriate forms; to receive plans and specifications for any tenant changes or leasehold improvements, to arrange for any municipal or governmental approvals necessary; to arrange (subject to the provisions of Article 3(i) hereof) for the completion of work required of the Company, and for the payment of any allowance or contribution from the Company to which a tenant may be entitled; and to terminate leases and, if deemed necessary, take action as may be required to enforce the performance of such leases.

(b) PGI shall be authorized to disburse required leasing commissions. Where PGI concludes a final leasing contract without the involvement of a commissioned leasing broker, PGI shall be entitled to receive the then- current standard leasing commission otherwise payable to a broker unless otherwise agreed upon.

(c) PGI shall periodically inform the Company with regard to the leasing activities performed under this Article 7.

8. The Company will be responsible for all advertising costs, whether incurred in PGI’s leasing efforts or whether incurred in the hiring of Building Staff.

9. Any plans, drawings, specifications and architectural or engineering assistance which may be necessary or desirable to enable PGI to discharge its duties pursuant to this Agreement shall be provided at the expense of the Company. If the Building or any part or extension thereof is in the course of construction during the term of this Agreement, the

Company will arrange with all contractors, architects and engineers which it has retained to afford PGI and its representatives reasonable opportunity to inspect the Building and any part or extension thereof as well as providing all plans and specifications relevant to such construction to the extent required by PGI to discharge its obligations under this Agreement.

10. PGI shall have the right to place any management signs on or about the Building at its own expense provided, that the size and placement of such signs (a) do not impair the aesthetic and overall appearance of the Building including surrounding landscaping and (b) are not in contravention of any applicable law.

11. (a) PGI shall have the right, but not the obligation, to commence any action or other legal proceedings on behalf of the Company or to take any legal remedies available to the Company for the recovery of any owing and unpaid rent, to settle, compromise or discontinue any such proceedings and to enter and recover by distress all sums of monies on non-payment of rent or other monies on which distress may be made, and in case of breach of covenant by any tenant or occupant, to take such proceedings by re-entry or action as it may think fit. In connection with all of the foregoing, PGI shall have the right, as attorney of the Company, and the Company does hereby appoint PGI as its attorney, to execute any and all documents which PGI may consider necessary or desirable to enable it to fully carry out the powers granted to it hereby.

(b) PGI shall be entitled to charge as a disbursement pursuant to the provisions of Article 5 of this Agreement all collection expenses incurred hereunder including all legal and tracing fees and any other similar expenses except for the remuneration and other payroll cost of PGI’s administrative and supervisory personnel not employed as Building Staff.

12. PGI shall not be liable to the Company for any arrears in the collection of rentals or other payments due from tenants or occupants of the Building or anyone with respect to the operation of the Building, or as a result of any damage or other loss affecting the Building or its equipment or contents, or for any error in judgment or for anything which it may do or refrain from doing unless any resulting damage, loss, injury or liability has been caused by the gross negligence or the willful misconduct of PGI or any of its employees; nor shall PGI be liable to the Company for PGI’s failure to perform any of the obligations set forth in this Agreement if such failure is occasioned by or results from destruction or damage to the Building by fire or other causes, a strike or lockout, a civil commotion or disturbance, an act of God, a supervening illegality or any other act or cause which is beyond the reasonable control of PGI.

13. The Company shall, during and after the term of this Agreement, indemnify and save PGI completely free and harmless from any and all damages or injuries to persons or property, or claims, actions, obligations, liabilities, costs, expenses and fees arising from any cause whatsoever, provided PGI is carrying out the provisions of this Agreement and/or is acting upon the subsequent directions of the Company. The Company agrees to defend promptly and diligently at its own expense any claim, action or proceeding brought against the Company or PGI, jointly or severally, arising out of or in connection with any of the foregoing and to hold harmless and fully indemnify PGI from any judgment, loss or settlement on account thereof. The provisions of this Article shall survive the expiration or earlier termination of this Agreement.

14. PGI shall, during and after the term of this Agreement, indemnify and save the Company completely free and harmless from any and all damages or injuries to persons or property, or claims, actions, obligations, liabilities, costs, expenses and fees by reason of any cause whatsoever if PGI has not reasonably carried out the provisions of this Agreement or if caused as a result of the gross negligence or the willful misconduct of PGI or any of its employees. PGI agrees to provide the Company with evidence that PGI is maintaining adequate liability and blanket fidelity insurance for the purpose of indemnifying the Company pursuant to this Article which evidence shall include an undertaking that PGI’s insurer will provide the Company with at least ten (10) days’ prior written notice of cancellation or any material change in the provisions of such insurance policy. The provisions of this Article shall survive the expiration or earlier termination of this Agreement.

15. Notwithstanding anything to the contrary herein contained, under no circumstances shall PGI be liable to the Company for the value, cost or amount of any loss (direct or consequential) or damage to the Building or its contents, against which the Company is insured and thereby entitled to indemnification from its insurers.

16. PGI shall receive its instructions from, and shall report directly to, the President or the Board of Directors of the Sole Member of the Company and shall be entitled to rely upon instructions received from the Sole Member’s President or Board of Directors.

17. (a) On or before the 31st day of March of each year PGI shall submit to the Company a proposed budget (the “Proposed Budget”) for that fiscal year, with necessary explanations and commentary.

(b) Not later than 30 days after the submission of the Proposed Budget to the Company by PGI, the Company shall notify PGI, either orally or in writing, of its approval of the Proposed Budget and of any decisions resulting from the Company’s review which are contrary to what was included in the Proposed Budget. Upon approval by the Company or in the absence of specific instructions from the Company requiring departure therefrom, the Proposed Budget shall be deemed to be approved. (The Proposed Budget most recently approved, or deemed to have been approved, by the Company is referred to herein as the “Approved Budget”.)

18. In order to ensure to the Company the satisfactory performance by PGI of its duties and responsibilities as herein contained and accepted by it, PGI agrees to maintain such personnel in its employ as may reasonably be required and further agrees to allow one or more of its designated employees to stand for election as an officer or officers of the Company for the term of this Agreement or any renewal thereof at the pleasure of the Board of the Company.

19. In carrying out its function as Manager, PGI shall be entitled to engage on behalf of the Company counsel, auditors and tax advisors, and such other professional advisors as may be required from time to time, the cost of which professional advisors shall be charged to and be paid by the Company. Notwithstanding the foregoing, the selection of the Company’s auditors shall be subject to the approval of the Company. The Company hereby approves the retention of Deloitte & Touche LLP as the Company’s certified public accountants.

20. PGI shall at all times so long as this Agreement is in effect be an independent contractor, not subject to the direction of the Company except as stated herein, and nothing in this Agreement shall constitute PGI and the Company as joint venturers, partners or agents of each other, and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

21. In consideration of the services rendered by PGI, the Company agrees to pay to PGI the following fees:

(a) For services rendered as Manager, pursuant to Article 2 hereof and Article 3 hereof, the fees as set forth in the fee schedule attached as Appendix I hereto. The fee payable to PGI for its services as Manager shall be payable in monthly installments, in advance, based upon the Approved Budget, and adjusted no later than February 28 of the following year for differences between Approved Budget and actual numbers, if any.

(b) Concurrently with the funding of the initial mortgage financing (and any refinancing or replacement thereof) to be obtained by the Company with respect to the Building, the Company shall pay PGI a fee equal to Twenty-Five One Hundredths of One Percent (.25%) of the aggregate face amount of the initial mortgage financing (and any refinancing or replacement thereof) for services rendered by PGI in connection with such financing (or refinancing or replacement, as the case may be).

(c) In addition to any other amounts payable to PGI hereunder, PGI shall be entitled to (1) an acquisition fee (“Acquisition Fee”) from the Company calculated in the manner set forth on the fee schedule attached hereto as Appendix II, which Acquisition Fee shall be payable in accordance with the terms set forth in Appendix II and (2) a disposition fee (“Disposition Fee”) from the Company calculated in the manner set forth on the fee schedule attached hereto as Appendix III, which Disposition Fee shall be payable in accordance with the terms set forth in Appendix III.

Notwithstanding anything in this Agreement to the contrary, with respect to Acquisition Fee and the fee applicable to the initial mortgage financing, the Company acknowledges and agrees that PGI has provided services which pre-date the term of this Agreement and that PGI shall be paid such fees as of the date that the Company acquires the Building.

22. (a) The term of this Agreement shall commence as of the date hereof and shall continue for a duration of one (1) year and, at the expiration of such year, shall extend automatically for an additional year unless automatic extension is terminated by either party giving three (3) months’ written notice to the other before the end of any calendar year.

(b) Notwithstanding the foregoing, in the event that a petition in bankruptcy is filed by or against either the Company or PGI which is not dismissed within 60 days or if either shall make an assignment for the benefit of creditors, either party may terminate this Agreement upon thirty (30) days’ written notice to the other. Where the petition in bankruptcy is filed against the Company or the assignment is made by the Company, immediately upon delivery of notice of termination the Company shall pay PGI an amount equal to one and one-half (1 1/2) years, total compensation for services as Manager pursuant to Article 21 based upon the immediately preceding one and one-half (1 1/2) calendar years.

(c) In the event that the Building is sold, concurrently therewith or at any time thereafter, each of the Company and PGI shall have the right to terminate this Agreement. Upon the termination of this Agreement pursuant to the foregoing sentence, or upon any other termination of this Agreement in accordance with its terms, the Company shall pay the Disposition Fee to PGI at such time and in such manner as is more particularly described in Appendix III.

(d) PGI shall be deemed to be in default hereunder in the event PGI shall fail to materially keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by PGI and such default shall continue for a period of thirty (30) days after notice thereof by the Company to PGI; provided, however, that if such failure is not susceptible of cure within such thirty (30) day period and PGI has commenced and is diligently attempting to cure such failure, then PGI shall have an additional sixty (60) days in which to cure such failure. Upon the occurrence of an event of default by PGI, the Company shall be entitled to terminate this Agreement, effective thirty (30) days after notice to PGI of the Company’s intention to terminate this Agreement.

23. Upon the termination of this Agreement:

(a) PGI shall, as soon as possible thereafter, render a final accounting to the Company and pay over any remaining balance in the PGI trust account to the Company (less any amounts necessary to satisfy commitments made by PGI to others prior to the date of termination), and

(b) PGI shall surrender to the Company all lease agreements and other files, books, records, contracts and information which may be requested by the Company and which are required or appropriate in connection with the continuing ownership, use and operation of the Building, all of which are and shall be the Company’s property, subject to the proviso that the Company shall reimburse PGI for any reasonable costs in connection with reproduction of documents and information which PGI in its reasonable discretion feels it should retain to support and/or verify its actions during the term of this Agreement, and

(c) the Company shall assume PGI’s obligations under any and all contracts which PGI has made in accordance with the terms hereof for the purpose of arranging the services to be provided pursuant to this Agreement.

24. Any notices required to be given by either party to the other shall be sufficiently given if delivered or mailed by prepaid registered post addressed to (a) the Company at Suite 1801, 1633 Broadway, New York, New York 10019, and (b) PGI at Suite 1801, 1633 Broadway, New York, New York 10019, Attention: Albert P. Behler, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, Attention: Thomas Henry, Esq. Any such notice shall be conclusively deemed to have been given and received at the time of its personal delivery by one party to the address of the other or, in the event of service by mail, on the next business day after the day of such mailing. Either party may, by notice in writing to the other, designate another address to which notices mailed more than ten (10) days after the giving of such notice of change of address shall be addressed.

25. The Company shall furnish to PGI from time to time as required a list showing the names, addresses and telephone numbers of those officers, directors or other representatives of the Company (or its Sole Member) who, subject to the terms of the Company Agreement, are authorized to act for and on behalf of the Sole Member whenever PGI is required under the terms of this Agreement to consult with the Company and/or to obtain the Company’s approval before proceeding with any work, act or actions.

26. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

27. This Agreement is not assignable by PGI without the prior written consent of the Company, except to an Affiliate (as such term is defined in the Company Agreement) of PGI. Without limiting the foregoing sentence, without the prior consent of the Company, PGI shall not retain or appoint a sub-manager to perform PGI’s duties hereunder.

28. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

29. The law of the State of New York shall apply to any matter or dispute arising out of, or in the course of, this Agreement, and the parties hereto agree to submit to the jurisdiction of the laws of the State of New York and the courts thereof shall have exclusive jurisdiction with respect to any matter arising out of this Agreement.

30. In any proceeding brought by either party hereto to enforce the provisions of this Agreement, the prevailing party therein shall be entitled to reasonable attorneys’ fees and disbursements incurred in connection with such enforcement.

31. PGI shall look only to the assets of the Company (including, but not limited to, the Company’s interest in the Building) for the collection of any judgment (or other judicial process) requiring the payment of money by the Company in the event of a breach or default under this Agreement by the Company, and no property or assets of any direct or indirect owner of an interest in the Company, or any officers, directors, partners, members, other principals or employees of the Company or any such direct or indirect owner (each a “Company Protected Person”), shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process). In confirmation of the foregoing, if PGI shall acquire a lien on any property or assets of any Company Protected Person, by judgment or otherwise, PGI shall promptly release such lien by executing and delivering an instrument in recordable form to that effect, which instrument shall be prepared by the Company or such Company Protected Person and shall be acceptable in form to PGI.

32. The Company shall look only to the assets of PGI for the collection of any judgment (or other judicial process) requiring the payment of money by PGI in the event of a breach or default under this Agreement by PGI, and no other property or assets of any direct or indirect owner of an interest in PGI, or any officers, directors, partners, members, other principals or employees of PGI or any such direct or indirect owner (each a “PGI Protected Person”), shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process). In confirmation of the foregoing, if the Company shall acquire a lien on any property or assets of any PGI Protected Person, by judgment or otherwise, the Company shall promptly release such lien by executing and delivering an instrument in recordable form to that effect, which instrument shall be prepared by such PGI Protected Person and shall be acceptable in form to the Company. In addition, the maximum amount for which PGI shall be liable for the collection of any judgment (or other judicial process) requiring the payment of money hereunder shall not exceed, in the aggregate, the amount of management fees received by PGI pursuant to this Agreement during the two (2) year period immediately preceding the date of such judgment or other judicial process.

33. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

34. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the day and year first above written.

CNBB OWNER LLC,
a Delaware limited liability company

By:	/s/ Daniel A. Lauer
	Name:	Daniel A. Lauer
	Title:	Vice President

PARAMOUNT GROUP, INC.

By:	/s/ Gage R. Johnson
Gage R. Johnson
Senior Vice President

[SIGNATURE PAGE TO PROPERTY MANAGEMENT AGREEMENT]

APPENDIX I

FEE SCHEDULE

FOR SERVICES AS MANAGER

Three Percent (3.0%) of Building’s Annual Gross Revenue

“Gross Revenue” is hereby defined to be the total of all sums billable as rent and other charges pursuant to leases of space (the term “leases” to include both written and oral tenancy arrangements of any kind, irrespective of the term thereof), and the gross amount of all other revenue derived from the Building including, but not limited to: escalations of rent resulting from increases in taxes and operating expenses; recoveries of taxes; operating expenses and other expenses; and the proceeds of rental value insurance coverage.

Gross Revenue does not mean or include payments by tenants for leasehold improvements in excess of the building standard which are paid for by the tenant at the time such improvements are made, sums collected or received as proceeds from property damage insurance, any award in condemnation, or security deposits unless and until such deposits are applied to any obligation of a tenant.

(Continued on following page)

Construction Services:

Capital Expenditures	3% of all costs, including general conditions, subcontractor costs, general contractor fees, hard costs and soft costs (consultants, attorneys, architects) but not financing costs.

Note:	No fee payable on personal property purchased for or leased on behalf of a property which requires little or no installation or set-up effort by PGI personnel.

Tenant Improvements/Tenant Allowance	3% of cost of improvement and/or tenant allowance.
(when PGI supervises work)

Sprinklers	Fixed fee.

Insurance Claims	Negotiated.

Construction Renovations	3% fee to be earned by and paid to PGI on the basis of costs incurred to total project proforma costs, excluding PGI fees and financing. Fee subject to adjustment if scope of work or initial project budget changes.

Applicable to all capital improvement, construction, and renovation fees:

1.	No fees are to be applicable to acquisition of personal property, or contingencies.

2.	Project costs are to include all general conditions plus field office expenses and personnel, i.e. site superintendent, on-site tenant coordinators, etc. and other similar costs directly related to project.

3.	PGI retains the right to recover all out-of-pocket costs directly related to the project, i.e. cost of travel to and from project by corporate personnel, overnight document delivery, postage, photocopy, telephone, fax costs, data processing, etc.

Agreed:

Date: August 7, 2013	CNBB Owner LLC,
a Delaware limited liability company

	By:	/s/ Vito Messina
		Name:	Vito Messina
		Title:	Vice President

PARAMOUNT GROUP, INC.

	By:	/s/ Gage R. Johnson
		Name:	Gage R. Johnson
		Title:	Senior Vice President

APPENDIX II

FEE SCHEDULE:

ACQUISITION

One Percent (1%) of the gross consideration paid by the Company in connection with the acquisition of all or any part of the Building.

The Acquisition Fee shall be payable upon the consummation of the acquisition of the Building.

Agreed:

CNBB Owner LLC,			Witness:
a Delaware limited liability company

/s/ David P. Spence
By:	/s/ Vito Messina		Name:	David P. Spence
	Name:	Vito Messina
	Title:	Vice President

PARAMOUNT GROUP, INC.			Witness:

/s/ David P. Spence
By:	/s/ Gage R. Johnson		Name:	David P. Spence
	Name:	Gage R. Johnson
	Title:	Senior Vice President

Date: August 7, 2013

APPENDIX III

FEE SCHEDULE:

DISPOSITION FEE

Five Tenths of One Percent (.50%) of the gross consideration paid to the Company in connection with a sale or other disposition of all or any part of the Building; provided, however, if no third party broker is employed to dispose of the Building, PGI shall receive an amount equal to the then-customary full brokerage commission in lieu of the foregoing if such disposition as well as the decision not to engage a third party broker is approved by the Company.

The Disposition Fee shall be payable upon the consummation of the sale or other disposition of the Building.

Agreed:

CNBB Owner LLC,			Witness:
a Delaware limited liability company

/s/ David P. Spence
By:	/s/ Vito Messina		Name:	David P. Spence
	Name:	Vito Messina
	Title:	Vice President:

PARAMOUNT GROUP, INC.			Witness:

/s/ David P. Spence
By:	/s/ Gage R. Johnson		Name:	David P. Spence
Gage R. Johnson
Senior Vice President

Date: August 7, 2013